                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

             TITAN TECHNOLOGIES AND INFORMATION SYSTEMS CORPORATION
                             a Delaware corporation;

                              TTIS MERGERCO, INC.,
                             a Delaware corporation;

                   ATLANTIC AEROSPACE ELECTRONICS CORPORATION,
                             a Delaware corporation;

                                       and

       CERTAIN STOCKHOLDERS OF ATLANTIC AEROSPACE ELECTRONICS CORPORATION

                           ---------------------------

                            Dated as of July 1, 1999

                           ---------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.    DESCRIPTION OF TRANSACTION..............................................1

      1.1   Merger of Merger Sub into the Company.............................1

      1.2   Effect of the Merger..............................................2

      1.3   Closing; Effective Time...........................................2

      1.4   Certificate of Incorporation and Bylaws; Directors and Officers...2

      1.5   Conversion of Shares..............................................2

      1.6   Employee Stock Options............................................5

      1.7   Closing of the Company's Transfer Books...........................5

      1.8   Exchange of Certificates..........................................6

      1.9   Dissenting Shares.................................................7

      1.10  Further Action....................................................7

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE DESIGNATED
      STOCKHOLDERS ...........................................................7

      2.1   Due Organization; No Subsidiaries; Etc............................8

      2.2   Certificate of Incorporation and Bylaws; Records..................8

      2.3   Capitalization, Etc...............................................9

      2.4   Financial Statements.............................................10

      2.5   Absence of Changes...............................................10

      2.6   Title to Assets..................................................12

      2.7   Bank Accounts; Receivables.......................................13

      2.8   Equipment; Leasehold.............................................13

      2.9   Proprietary Assets...............................................13

      2.10  Contracts........................................................15

      2.11  Liabilities......................................................19

      2.12  Compliance with Legal Requirements...............................19

      2.13  Governmental Authorizations......................................20

      2.14  Tax Matters......................................................20

      2.15  Employee and Labor Matters; Benefit Plans........................21

      2.16  Environmental Matters............................................24

      2.17  Insurance........................................................24


                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----

      2.18  Related Party Transactions.......................................24

      2.19  Legal Proceedings; Orders........................................25

      2.20  Authority; Binding Nature of Agreement...........................25

      2.21  Non-Contravention; Consents......................................26

      2.22  Year 2000 Compliance.............................................27

      2.23  Brokers..........................................................27

      2.24  Full Disclosure..................................................27

3.    REPRESENTATIONS AND WARRANTIES OF TTIS AND MERGER SUB..................27

      3.1   Organization and Standing........................................27

      3.2   Corporate Power; Authorization...................................27

      3.3   Consents.........................................................28

      3.4   Brokers..........................................................28

4.    CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS.......28

      4.1   Access and Investigation.........................................28

      4.2   Operation of the Company's Business..............................28

      4.3   Notification; Updates to Disclosure Schedule.....................30

      4.4   No Negotiation...................................................31

5.    ADDITIONAL COVENANTS OF THE PARTIES....................................31

      5.1   Contingent Payment Obligations...................................31

      5.2   Filings and Consents.............................................32

      5.3   Company Stockholders' Action.....................................32

      5.4   Public Announcements.............................................33

      5.5   Stock Options....................................................33

      5.6   Reasonable Best Efforts..........................................33

      5.7   Regulatory Approvals.............................................33

      5.8   FIRPTA Matters...................................................34

      5.9   Release..........................................................34

      5.10  Information Statement............................................34

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF TTIS AND MERGER SUB.............34

      6.1   Accuracy of Representations......................................34


                                       ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----

      6.2   Performance of Covenants.........................................34

      6.3   Stockholder Approval.............................................35

      6.4   Consents.........................................................35

      6.5   Agreements and Documents.........................................35

      6.6   FIRPTA Compliance................................................35

      6.7   No Restraints....................................................35

      6.8   No Legal Proceedings.............................................35

      6.9   HSR Act..........................................................36

      6.10  Employees........................................................36

      6.11  No Material Adverse Change.......................................36

      6.12  Bring-down of Fairness Opinion...................................36

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.....................36

      7.1   Accuracy of Representations......................................36

      7.2   Performance of Covenants.........................................36

      7.3   No Restraints....................................................36

      7.4   Agreements and Documents.........................................36

      7.5   HSR Act..........................................................37

      7.6   Consents.........................................................37

      7.7   No Legal Proceedings.............................................37

8.    TERMINATION............................................................37

      8.1   Termination Events...............................................37

      8.2   Termination Procedures...........................................37

      8.3   Effect of Termination............................................38

9.    INDEMNIFICATION, ETC...................................................38

      9.1   Survival of Representations, Etc.................................38

      9.2   Indemnification by Stockholders..................................38

      9.3   Threshold; Ceiling...............................................39

      9.4   No Contribution..................................................39

      9.5   Interest.........................................................39

      9.6   Defense of Third Party Claims....................................40


                                      iii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----

      9.7   Exercise of Remedies by Indemnitees Other Than TTIS..............40

      9.8   Recovery of Damages from First Payment or Second Payment.........40

10.   MISCELLANEOUS PROVISIONS...............................................41

      10.1  Stockholders' Agent..............................................41

      10.2  Further Assurances...............................................44

      10.3  Fees and Expenses................................................44

      10.4  Attorneys' Fees..................................................45

      10.5  Notices..........................................................45

      10.6  Confidentiality..................................................46

      10.7  Time of the Essence..............................................46

      10.8  Headings.........................................................46

      10.9  Counterparts.....................................................46

      10.10 Governing Law....................................................46

      10.11 Successors and Assigns...........................................46

      10.12 Remedies Cumulative; Specific Performance........................46

      10.13 Waiver...........................................................47

      10.14 Amendments.......................................................47

      10.15 Severability.....................................................47

      10.16 Parties in Interest..............................................47

      10.17 Entire Agreement.................................................47

      10.18 Construction.....................................................47

      10.19 Negotiation of Disputes..........................................48


                                       iv.

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

EXHIBITS

Exhibit A   -     Designated Stockholders

Exhibit B   -     Certain definitions

Exhibit C   -     Principal Stockholders

Exhibit D   -     Form of Amended and Restated  Certificate of  Incorporation of
                  Surviving Corporation

Exhibit E   -     Directors and officers of Surviving Corporation

Exhibit F   -     Form of Guaranty Agreement

Exhibit G   -     Key Employees

Exhibit H   -     Form of Release

Exhibit I   -     Form of Legal Opinion of Pillsbury Madison & Sutro LLP

Exhibit J   -     Certain Employees

Exhibit K   -     Form of Legal Opinion of Cooley Godward LLP


                                       v.
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Table of Contents/Authorities.


                                       1.

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of July 1, 1999, by and among: TITAN TECHNOLOGIES AND INFORMATION SYSTEMS CORPORATION, a Delaware corporation ("TTIS"); TTIS MERGERCO, INC., a Delaware corporation and a wholly owned subsidiary of TTIS ("Merger Sub"); ATLANTIC AEROSPACE ELECTRONICS CORPORATION, a Delaware corporation (the "Company"); and the parties identified on Exhibit A (the "Designated Stockholders"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

      A. TTIS, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of TTIS.

      B. This Agreement has been approved by the respective boards of directors of TTIS, Merger Sub and the Company.

      C. The Company has authorized 4,000,000 shares of Common Stock, par value $0.01 per share (the "Company Common Stock") and 200,000 shares of Convertible Preferred Stock, par value $0.01 per share (the "Company Preferred Stock," and, collectively with the Company Common Stock, the "Company Stock").

      D. Contemporaneously with the execution and delivery of this Agreement, each Designated Stockholder and each other stockholder identified on Exhibit C (collectively, the "Principal Stockholders") is executing and delivering to TTIS a Voting Agreement of even date herewith. The Principal Stockholders own a total of 1,290,800 shares of Company Common Stock.

      E. At the Closing, the Company will deliver to TTIS a schedule (the "Schedule of Stockholders") setting forth, as of the Effective Time, the name of each holder of shares of Company Stock (individually, a "Stockholder" and, collectively, the "Stockholders") and the number of shares of Company Stock held by each Stockholder.

                                    AGREEMENT

      The parties to this Agreement agree as follows:

1. DESCRIPTION OF TRANSACTION

      1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall


                                       1.

cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

      1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

      1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of TTIS, 3033 Science Park Road, San Diego, California 92121 at 10:00 a.m. on July 16, 1999, or at such other time and date as TTIS and the Company shall mutually agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger (or Certificate of Merger) conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such agreement of merger (or Certificate of Merger) is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

      1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by TTIS and the Company prior to the Effective Time:

            (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit D;

            (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit E.

      1.5 Conversion of Shares.

            (a) Subject to Section 1.7, at the Effective Time, by virtue of the Merger and without any further action on the part of TTIS, Merger Sub, the Company or any stockholder of the Company, each share of Company Common Stock outstanding immediately prior to the Effective Time and each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the following (the "Per Share Merger Consideration"):

                  (i) Initial Cash Payment. Cash equal to the product of the Applicable Fraction multiplied by the difference between (i) $18,000,000 and
(ii) (A) any Company expenses (as described in Section 10.3) and (B) $50,000, which amount shall be deposited into an account designated by the Stockholders' Agent in writing to TTIS prior to the Effective Time.

                  (ii) Contingent Merger Consideration. Cash equal to the product of the Applicable Fraction multiplied by an amount of up to $3,000,000 plus interest accruing from


                                       2.

the Closing Date to the date of payment, on the amount actually paid (net of any offsets) calculated at the Applicable Federal Rate in effect at the Closing Date for instruments of similar duration to the duration of the period from the Closing Date through the date of payment, which may be earned as set forth below and which will be payable on the First Payment Date, to the extent earned on or before the First Payment Date or Second Payment Date to the extent earned prior to the Second Payment Earn Date. The payment of all contingent amounts earned shall be guaranteed by The Titan Corporation ("Parent") in accordance with the Guaranty Agreement in the form of Exhibit F.

                        (1) $1,000,000 of the contingent payment amount will be earned if, and when, (a) the Surviving Corporation shall have been awarded and received contracts creating the Technical Demonstration and shall have been authorized to perform work of a total funded value of $10,000,000 under such contracts and (b) the total negotiated fee or profit of such contracts shall be a minimum of 10% of the proposed total contract costs as specified in such contracts, or if such contracts are award fee contracts, then the total negotiated award fee potential for such contracts shall be a minimum of 10% of the proposed total contract costs specified in the contract on a Weighted Basis (with "Weighted Basis" defined as the sum of total negotiated award fee potential for such contracts divided by the sum of the proposed total contract costs for such contracts as specified in such contracts). The Surviving Corporation must receive these contracts during the period commencing on the Closing Date and ending the Second Payment Earn Date (the "Contingent Payment Period").

                        (2) $1,000,000 of the contingent payment amount will be earned if, and when, (a) the Surviving Corporation shall have been awarded and received contracts to provide the Navy WSQ-9 Low Rate Production cabinets #1 and #2 and been authorized to perform work of a total funded value of $6,000,000 in such contracts and (b) (i) if such contracts are fixed price contracts, then the total negotiated profit of such contracts shall be a minimum of 10% of the proposed total contract costs as specified in such contracts, (ii) if such contracts are cost plus fixed fee contracts then the negotiated fee of such contracts shall be a minimum of 6.0% of the proposed total contract costs as specified in such contracts, or (iii) if such contracts are award fee contracts, then the negotiated fee of such contracts shall be a minimum of 10% of the proposed total contract costs as specified in the contracts on a Weighted Basis. The Surviving Corporation must receive these contracts during the Contingent Payment Period.

                        (3) $300,000 of the contingent payment amount will be earned if, and when, (a) the Surviving Corporation shall have been awarded and received contracts to provide the Navy WSQ-9 Low Rate Production cabinets #3 and #4 and been authorized to perform work of a total funded value of $6,000,000 in such contracts and (b) (i) if such contracts are fixed price contracts, then the total negotiated profit of such contracts is a minimum of 10% of the proposed total contract costs, (ii) if such contracts are cost plus fixed fee contracts, then the negotiated fee of such contracts shall be a minimum of 6.0% of the proposed total contract costs as specified in the contract, or (iii) if such contracts are award fee contracts, the negotiated fee of such contracts is a minimum of 10% of the proposed total contract costs as specified in the contracts on a Weighted Basis. The Surviving Corporation must receive these contracts during the Contingent Payment Period.


                                       3.

                        (4) $400,000 of the contingent payment amount will be earned if, and when, (a) the Surviving Corporation shall have been awarded and received contracts to provide the Navy WSQ-9 Production cabinets #1 through #3 and shall have been authorized to perform work of a total funded value of $6,000,000 in such contracts and (b) (i) if such contracts are fixed price contracts, then the total negotiated profit of such contracts is a minimum of 10% of the proposed total contract costs as specified in the contracts, (ii) if such contracts are cost plus fixed fee contracts, then the negotiated fee of such contracts shall be a minimum of 6.0% of the proposed total contract costs as specified in the contract, or (iii) if such contracts are award fee contracts, the negotiated fee of such contracts is a minimum of 10% of the proposed total contract costs as specified in the contracts on a Weighted Basis. The Surviving Corporation must receive these contracts during the Contingent Payment Period.

                        (5) $100,000 of the contingent payment amount will be earned if, and when, (a) the Surviving Corporation shall have been awarded and received contracts to research, design, develop, produce or provide antennas using Artificial Magnetic Conductors (i.e., the Reconfigurable Antenna Program (RECAP)) and shall have been authorized to perform work of a total funded value of $2,500,000 in contracts and (b) (i) if such contracts are fixed price contracts, then the total negotiated fee or profit of such contracts shall be a minimum of 10% of the proposed total contract costs as specified in the contracts, or (ii) if such contracts are award fee contracts, then the total negotiated award fee potential for such contracts shall be a minimum of 10% of the proposed total contract costs as specified in the contracts on a Weighted Basis. The Surviving Corporation must receive these contracts during the Contingent Payment Period.

                        (6) $200,000 of the Contingent Payment Amount will be earned if, and when, the Surviving Corporation has earned and received aggregate minimum royalties of $500,000 on its license agreement with QuesTec. Such royalties must be received during the Contingent Payment Period.

                        (7) Subsequent to the Closing Date, Arthur Andersen LLP shall conduct an audit of the Company's balance sheet dated as of Closing Date, and no later than 60 days after the Closing Date, shall deliver to TTIS and the Stockholders' Agent a report thereon. In the audit, Arthur Andersen LLP shall recommend any adjustments that relate to periods ending on March 31, 1999 that should have been reflected in the balance sheet of the Company as of March 31, 1999 in conformity to GAAP, consistently applied. Any net reduction in stockholders' equity as of March 31, 1999, resulting from such adjustments shall be reflected as a dollar for dollar reduction of the First Payment (if any) or the Second Payment (if any and if the adjustment exceeds the amount of the First Payment). Notwithstanding the foregoing, no reductions shall be made to the First Payment or the Second Payment unless the aggregate audit adjustments result in a net reduction in stockholders' equity of more than $100,000. Any balance sheet adjustments proposed by Arthur Andersen LLP shall be subject to review by the Company's current auditors, Keller Bruner which review shall be completed no later than 30 days after the Stockholders' Agent receives the report from Arthur Andersen LLP. If the opinions of Arthur Andersen LLP and Keller Bruner differ as to the necessity of any adjustments, TTIS and the Stockholders' Agent shall attempt in good faith to resolve such differences. If TTIS and the Stockholders' Agent are unable to resolve such differences, a third independent auditing firm mutually agreeable to TTIS and the Stockholders' Agent shall be selected to review the disputed


                                       4.

adjustments. The decision of the third independent auditing firm regarding any such adjustment shall be binding on the parties. The costs of Keller Bruner shall be borne by the Stockholders through an offset against the First Payment, if any, or the Second Payment if any and if the costs exceed the amount of the First Payment, and the costs of a third auditing firm shall be split between the Surviving Corporation and the Stockholders (with the Stockholders' share being payable through a deduction from the First Payment, if any, or the Second Payment if any and if the costs exceed the amount of the First Payment).

                  (iii) each share of the common stock (with par value $0.01) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

            (b) For purposes of this Agreement, the "Applicable Fraction" shall be the fraction (i) having a numerator equal one and (ii) having a denominator equal to the total number of shares of Company Stock held by all of the Stockholders at the Effective Time as set forth on the Schedule of Stockholders.

            (c) In connection with the Merger, each holder of a vested option, warrant or other rights (a "Vested Option") to acquire common stock of the Company under the Company's 1997 Stock Option Plan and 1989 Stock Options Plan (collectively, the "Stock Option Plans") outstanding immediately prior to the Effective Time may exercise such Vested Option effective immediately prior to the Effective Time, by delivery to the Company of a duly executed notice of exercise giving the Company the right to withhold from such Person's share of the initial cash portion of the Per Share Merger Consideration, the exercise price for such Vested Option plus any withholding taxes payable in connection with the exercise of such Vested Option.

      1.6 Employee Stock Options. At the Effective Time, each stock option that is then outstanding under the Company's 1997 and 1989 Stock Option Plans, whether a Vested Option that has not been exercised or an unvested option, shall be terminated by the Company in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1997 and 1989 Stock Option Plans and the stock option agreement by which such Company Option is evidenced. The Company and TTIS shall take all action that may be necessary (under the Company's 1997 and 1989 Stock Option Plans and otherwise) to effectuate the provisions of this Section 1.6. Notwithstanding any other provision of this Agreement, prior to the Effective Time, the Company may offer to terminate any unvested options in exchange for cash payments not exceeding $500,000 in the aggregate so long as the aggregate exercise price received by the Company for the exercise of options since March 31, 1999 exceeds the amount paid to holders of terminated options by at least $400,000.

      1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of


                                       5.

such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or TTIS, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

      1.8 Exchange of Certificates.

            (a) At or as soon as practicable after the Effective Time, TTIS, or a transfer agent designated by TTIS (the "Transfer Agent") will send to each registered holder of shares of Company Stock on the Schedule of Stockholders (i) a letter of transmittal in customary form and containing such provisions as TTIS may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for payment of the Per Share Merger Consideration for each share of Company Common Stock or Preferred Stock then due and payable. Upon surrender of a Company Stock Certificate to TTIS or the Transfer Agent, as the case may be, together with a duly executed letter of transmittal and such other documents as may be reasonably required by TTIS or the Transfer Agent, the holder of the Company Common Stock or Preferred Stock represented by such Company Stock Certificate shall be entitled to receive in exchange therefor the cash portion of the Per Share Merger Consideration for each share then due and payable that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive for each share held by such Stockholder upon such surrender payment of the cash portion of the Per Share Merger Consideration then due and payable and the right to receive on the First Payment Date or Second Payment Date as applicable, cash in the amount of the Per Share Merger Consideration payable in the First Payment or the Second Payment, as applicable. If any Company Stock Certificate shall have been lost, stolen or destroyed, TTIS may, in its discretion and as a condition precedent to payment of the Per Share Merger Consideration then due and payable for any shares represented by such lost, stolen or destroyed Company Stock Certificate, require the holder of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as TTIS may reasonably direct) as indemnity against any claim that may be made against TTIS or the Surviving Corporation with respect to such Company Stock Certificate.

            (b) TTIS and the Surviving Corporation (or the Transfer Agent on their behalf) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as TTIS or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law (or, in the alternative, TTIS or the Transfer Agent, at TTIS's option may request tax information and other documentation so no withholding is necessary). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (c) Neither TTIS nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any of such holder's share of the Merger Consideration lawfully and properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.


                                       6.

            (d) TTIS shall distribute the First Payment and the Second Payment to the Stockholders who have previously surrendered their Company Stock Certificates and letters of transmittal in accordance with each such Stockholders' percentage ownership of the total number of shares of Company Stock outstanding immediately prior to the Effective Time as shown on the Schedule of Stockholders. All checks shall be sent to the name and address on the letter of transmittal unless the Stockholder notifies TTIS in writing in advance of the applicable payment date of a different address or if a change in the name is requested, provides to TTIS such additional information as reasonably required by TTIS.

      1.9 Dissenting Shares.

            (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Stock that, as of the Effective Time, are or may become "dissenting shares" within the meaning of the Delaware General Corporation Law shall not be converted into or represent the right to receive the Per Share Merger Consideration for each dissenting share in accordance with
Section 1.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the Delaware General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Company Stock Certificate or Certificates representing such shares) the Per Share Merger Consideration in accordance with Section 1.5.

            (b) The Company shall give TTIS (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to the Delaware General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless TTIS shall have consented in writing to such payment or settlement offer.

      1.10 Further Action. If, at any time after the Effective Time, any further action is determined by TTIS to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or TTIS with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and TTIS shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS

      The Company and the Designated Stockholders severally, but not jointly represent and warrant, to and for the benefit of the Indemnitees, as follows:


                                       7.

      2.1 Due Organization; No Subsidiaries; Etc.

            (a) As of the Effective Date, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

            (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Atlantic Aerospace Electronics Corporation."

            (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

            (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

            (e) The Company has no direct or indirect subsidiaries and does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

            (f) The Company has all requisite legal and corporate power and authority to enter into the Agreement and to carry out and perform all of its obligations under the terms of the Agreement. All corporate action on the part of the Company and all action on the part of its officers and directors necessary for the authorization, execution and delivery of this Agreement by the Company and for the performance of the Company's obligations hereunder and thereunder has been taken, and the Agreement, when duly executed and delivered, shall constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

      2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to TTIS accurate and complete copies of: (1) the Company's Certificate of


                                       8.

Incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) substantially all of the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. To the best knowledge of the Company and the Designated Stockholders, there have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's Certificate of Incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

      2.3 Capitalization, Etc.

            (a) The authorized capital stock of the Company consists of:
4,000,000 shares of Common Stock (with par value $0.01) and 200,000 shares of Preferred Stock (with par value $0.01) of which 2,278,726 shares of Common Stock and 80,000 shares of Preferred Stock have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

            (b) The Company has reserved 1,250,000 shares of Company Common Stock for issuance under the Stock Option Plans, of which options to purchase 1,025,958 shares are outstanding as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option;
(v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company other than shares of Company Preferred Stock;
(iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company and the Designated Stockholders, condition or circumstance that may give rise to


                                       9.

or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

            (c) All outstanding shares of Company Common Stock and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

            (d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

      2.4 Financial Statements.

            (a) The Company has delivered to TTIS the following financial statements and notes (collectively, the "Company Financial Statements"):

                  (i) The audited balance sheets of the Company as of June 30, 1998, 1997 and 1996, and the related audited income statements, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Deloitte & Touche LLP, relating thereto;

                  (ii) the unaudited balance sheet of the Company as of March 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the nine months then ended; and

                  (iii) the unaudited balance sheet of the Company as of May 31, 1999, and the related unaudited income statement of the Company for the eleven months then ended.

            (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Sections 2.4(a)(ii) and 2.4(a)(iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

      2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since June 30, 1998:

            (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the


                                      10.

best of the knowledge of the Company and the Designated Stockholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

            (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (d) the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

            (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1997 or 1989 Stock Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

            (f) there has been no amendment to the Company's Certificate of Incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

            (h) the Company has not made aggregate capital expenditure of more than $500,000 or individual capital expenditures of more than $25,000;

            (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

            (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness other than write-offs of uncollectible accounts in the ordinary course of business not exceeding $10,000 as to any individual account or $30,000 in the aggregate;

            (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Encumbrances of immaterial assets made in the ordinary course of business and consistent with the Company's


                                      11.

past practices, and except for the security interest in the assets granted to Crestar Bank to secure the Company's credit facility;

            (l) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

            (m) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than in the ordinary course of business consistent with past practices and payment amounts, or (iii) hired any new employee with salaries in excess of $100,000 per year;

            (n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

            (o) the Company has not made any Tax election;

            (p) the Company has not commenced or settled any Legal Proceeding;

            (q) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

            (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

      2.6 Title to Assets

            (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Material Contracts identified in Part 2.10 of the Disclosure Schedule; and
(iii) all other assets reflected in the Company's books and records as being owned by the Company except for immaterial assets. Except as set forth in Part
2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

            (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.


                                      12.

      2.7 Bank Accounts; Receivables.

            (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

            (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of May 31, 1999. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since March 31, 1999 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $150,000 in the aggregate).

      2.8 Equipment; Leasehold.

            (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

            (b) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Disclosure Schedule.

      2.9 Proprietary Assets.

            (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset identified in Parts 2.9(a)(i), 2.9(a)(ii) or 2.9(a)(iii) of


                                      13.

the Disclosure Schedule. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

            (b) The Company has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

            (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company and the Designated Stockholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

            (d) Except as set forth in Part 2.9(d) of the Disclosure Schedule:
(i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company and the Designated Stockholders, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

            (e) The Company Proprietary Assets constitute all the Proprietary Assets reasonably necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

            (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule,
(i) all current and former employees of the Company have executed and delivered to the Company an


                                      14.

agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to TTIS, and
(ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to TTIS.

      2.10 Contracts.

            (a) Part 2.10 of the Disclosure Schedule identifies:

                  (i) each Company Contract relating to the employment of, or the performance of services by, any employee, and each Company Contract relating to the employment of, or performance of services by, any consultant or independent contractor that would require the Company to make payments or provide benefits having a value in excess of $50,000 in the aggregate;

                  (ii) each Company Contract, other than for commercial off-the-shelf software, relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                  (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                  (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                  (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

                  (vi) each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Company;

                  (vii) each Company Contract that would require the Company to make payments (whether contingent or otherwise) or provide services or other benefits having a value in excess of $50,000 in the aggregate under any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                  (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                  (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);


                                      15.

                  (x) each Company Contract that would require the Company to make payments or provide services or benefits having a value in excess of $50,000 under a Government Contract or Government Bid as of April 30, 1999;

                  (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

                  (xii) any other Company Contract that would require the Company to make payments or provide services or benefits having a value in excess of $50,000, that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                  (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the performance of services having a value in excess of $50,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

            (b) The Company has delivered to TTIS accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company and the Designated Stockholders, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (c) Except as set forth in Part 2.10 of the Disclosure Schedule:

                  (i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the best of the knowledge of the Company and the Designated Stockholders, no other Person has violated or breached, or committed any default under, any Material Contract;

                  (ii) to the best of the knowledge of the Company and the Designated Stockholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                  (iii) since June 30, 1997, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and


                                      16.

                  (iv) the Company has not waived any of its material rights under any Material Contract.

            (d) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

            (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

            (f) Part 2.10 of the Disclosure Schedule identifies each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company and that is still pending as of April 30, 1999.

            (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts as of April 30, 1999.

            (h) Except as set forth in Part 2.10(h) of the Disclosure Schedule:

                  (i) the Company has not had any determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

                  (ii) the Company has complied in all material respects with all Legal Requirements with respect to all Government Contracts and Government Bids;

                  (iii) the Company has not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other Legal Requirement;

                  (iv) all facts set forth in or acknowledged by the Company in any certification, representation or disclosure statement submitted by the Company with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission;

                  (v) neither the Company nor any of its employees has been debarred or suspended from doing business with any Governmental Body, and, to the best of the knowledge of the Company and the Designated Stockholders, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company;


                                      17.

                  (vi) no negative determinations of responsibility have been issued against the Company in connection with any Government Contract or Government Bid;

                  (vii) no direct or indirect costs incurred by the Company have been questioned or disallowed as a result of a finding or determination of any kind by any Governmental Body since June 30, 1997;

                  (viii) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened to withhold or set off, any amount due to the Company under any Government Contract;

                  (ix) there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Legal Proceeding (other than routine audits) or indictment involving the Company or any of its employees, (B) the questioning or disallowance of any costs submitted for payment by the Company (other than routine audit adjustments), (C) the recoupment of any material payments previously made to the Company, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company, or (E) the assessment of any material penalties or damages of any kind against the Company;

                  (x) there is not and has not been any (A) outstanding claim against the Company by, or dispute involving the Company with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by the Company or any of the Designated Stockholders upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute,
(C) final decision of any Governmental Body against the Company;

                  (xi) the Company is not undergoing and has not undergone any audit, and neither the Company nor any of the Designated Stockholders has any knowledge of any basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

                  (xii) the Company has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

                  (xiii) no payment has been made by the Company or by any Person acting on the Company's behalf to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

                  (xiv) the Company's cost accounting system is in compliance with applicable regulations and other applicable Legal Requirements, and has not been determined by any Governmental Body not to be in compliance with any Legal Requirement;

                  (xv) the Company has complied in all material respects with all applicable regulations and other Legal Requirements and with all applicable contractual


                                      18.

requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Proprietary Assets;

                  (xvi) in each case in which the Company has delivered or otherwise provided any technical data, computer software or Company Proprietary Asset to any Governmental Body in connection with any Government Contract, the Company has marked such technical data, computer software or Company Proprietary Asset with all markings and legends (including any "restricted rights" legend and any "government purpose license rights" legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Company Proprietary Asset;

                  (xvii) the Company has not made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement;

                  (xviii) the Company has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for fiscal years ended June 30, 1986 through 1998 and those years are closed;

                  (xix) the responsible government representatives have agreed in writing with the Company on the "provisional billing rates" that the Company is charging on cost-type Government Contracts and including in Government Bids; and

                  (xx) the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements to be executed, delivered or performed in connection with this Agreement, or (B) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries and benefits that have been incurred by the Company since March 31, 1999 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (d) the liabilities identified in Part 2.11 of the Disclosure Schedule; and (e) any other liabilities which individually or in the aggregate cannot reasonably be expected to have a Material Adverse Effect on the Company.

      2.12 Compliance with Legal Requirements. The Company is, and has at all times, has been in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part
2.12 of the Disclosure Schedule, the Company has


                                      19.

not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

      2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to, or in the case of security clearances made available to, TTIS accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times, has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

      2.14 Tax Matters.

            (a) Except as set forth in Part 2.14 of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to TTIS accurate and complete copies of all Company Returns filed since June 30, 1995, which have been requested by TTIS.

            (b) Except as set forth in Part 2.14 of the Disclosure Schedule, (i) the Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP; and (ii) the Company has established or will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from July 1, 1998 through the Closing Date, and the Company will disclose the dollar amount of such reserves to TTIS on or prior to the Closing Date.

            (c) Except as set forth in Part 2.14 of the Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to TTIS accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.


                                      20.

            (d) Except as set forth in Part 2.14 of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      2.15 Employee and Labor Matters; Benefit Plans.

            (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, employee welfare or employee benefit plan (as such terms are defined under ERISA), program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

            (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company and the Designated Stockholders, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

            (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or


                                      21.

former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

            (d) With respect to each Plan, the Company has delivered to TTIS:

                  (i) an accurate and complete copy of such Plan (including all amendments thereto);

                  (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

                  (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

                  (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

                  (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record keeping agreements; and

                  (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

            (e) The Company is not required to be, and, to the best of the knowledge of the Company and the Designated Stockholders, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of
Section 414(m) of the Code. To the best of the knowledge of the Company and the Designated Stockholders, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

            (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

            (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i)


                                      22.

benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

            (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

            (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

            (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor any of the Designated Stockholders is aware of any reason why any such determination letter should be revoked.

            (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

            (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

            (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

            (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations, and none of the Designated Stockholders has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.


                                      23.

      2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company and Designated Stockholders, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company and the Designated Stockholders, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

      2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to TTIS accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 1996, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy other than premium changes made in the ordinary course not resulting from the Company's claims history.

      2.18 Related Party Transactions.

            (a) Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company other than for travel or other similar advances; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) to the best knowledge of Company and the Designated Stockholders, no Related Party is competing, or has at any time


                                      24.

competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee, director or consultant of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Designated Stockholders; (ii) each individual who is, or who has at any time since July 1, 1997 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

            (b) All costs related to any Related Party, including, but not limited, to compensation, consultation fees, life insurance premiums, auto allowances, business meals, related party facility cost and any facility purchase options have been properly classified as unallowable costs for Government Contract accounting purposes.

      2.19 Legal Proceedings; Orders.

            (a) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company and the Designated Stockholders) no Person has overtly threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company and the Designated Stockholders, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding (other than routine audits).

            (b) Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding (other than routine audits) has ever been commenced by or has ever been pending against the Company.

            (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Designated Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company and the Designated Stockholders, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

      2.20 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement


                                      25.

have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement when duly executed and delivered, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements documents or certificates to be executed, delivered or performed in connection with this Agreement by the Company or the Designated Stockholders, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement by the Company or the Designated Stockholders, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

            (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the


                                       26.

other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      2.22 Year 2000 Compliance. Except as set forth in Part 2.22 of the Disclosure Schedule (and excluding any systems provided to the Company by a third party for which the Company has received from such third party a certification that such systems are Year 2000 Compliant), all of the Company's products and internal systems are designed to be used prior to, during and after the year 2000, and are Year 2000 Compliant. The Company has provided to TTIS the results of the testing to date of all of the Company's products and systems to determine whether they are or will become Year 2000 Compliant in accordance with the Company's compliance plan.

      2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Designated Stockholder.

      2.24 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Designated Stockholders' Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3. REPRESENTATIONS AND WARRANTIES OF TTIS AND MERGER SUB

      TTIS and Merger Sub jointly and severally represent and warrant to the Company and the Designated Stockholders as follows:

      3.1 Organization and Standing. Each of TTIS and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used and to perform its respective obligations under this Agreement or any Exhibit hereto. TTIS is qualified or licensed to do business as a foreign corporation in all jurisdictions in which the nature of its business or properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, condition, assets, liabilities or financial performance of TTIS.

      3.2 Corporate Power; Authorization. Each of TTIS and Merger Sub has all requisite legal and corporate power and authority to enter into the Agreement and to carry out and perform all of its obligations under the terms of the Agreement. All corporate action on the part of TTIS and Merger Sub and all action on the part of its officers and directors necessary for the authorization, execution and delivery of this Agreement by TTIS and Merger Sub and for the performance of TTIS's and Merger Sub's obligations hereunder and thereunder has been taken, and the Agreement, when duly executed and delivered, shall constitute the valid and binding obligation of TTIS and Merger Sub enforceable against TTIS and Merger Sub in accordance


                                      27.

with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.3 Consents. The execution and delivery of this Agreement and all documents and certificates to be delivered hereunder by TTIS and Merger Sub in connection with the transactions contemplated hereby do not, and the performance and consummation by TTIS and Merger Sub of its obligations hereunder will not result in any conflict with, breach or violation of or default, termination, forfeiture or Encumbrance under any terms of provisions of TTIS's and Merger Sub's respective Certificate of Incorporation or Bylaws, any statute, rule, regulation, judicial or governmental decree, order or judgment or any material agreement, lease or other instrument or other obligation, to which TTIS or Merger Sub is a party or to which TTIS or Merger Sub's assets are subject and do not require any consent, approval, authorization or permit of or filing with or notification to any Governmental Body, other than a filing under the HSR Act, or except as disclosed in Part 3.3 of the Disclosure Schedule, require any consent or approval of any third party, including any party to a material contract of TTIS or Merger Sub.

      3.4 Brokers. Other than A.G. Edwards who will be providing a fairness opinion to TTIS, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement based on any arrangement or agreement made by or on behalf of TTIS.

4. CERTAIN COVENANTS OF THE COMPANY AND THE DESIGNATED STOCKHOLDERS

      4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide TTIS and TTIS's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company including balance sheets as of April 30, 1999 and May 31, 1999, and statements of operations for the periods then ended; and (b) provide TTIS and TTIS's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as TTIS may reasonably request.

      4.2 Operation of the Company's Business. During the Pre-Closing Period:

            (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

            (b) the Company shall use reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;


                                      28.

            (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

            (d) the Company shall cause its executive officers to report verbally on a regular basis to TTIS concerning the status of the Company's business;

            (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except that the Company may terminate unvested options with cash payments in accordance with Section 1.6 hereof;

            (f) the Company shall not sell, issue or authorize the issuance of
(i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (A) to grant stock options to employees in accordance with its past practices, (B) to issue Company Common Stock upon the exercise of outstanding Company Options and (c) to issue Company Common Stock upon conversion of Company Preferred Stock);

            (g) except for the Company's acceleration of vesting of any unvested options as provided for in the Stock Option Plans or agreements thereunder or immediately prior to the Effective Time, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Stock Option Plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

            (h) neither the Company nor any of the Designated Stockholders shall amend or permit the adoption of any amendment to the Company's Certificate of Incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $30,000 per month;

            (k) the Company shall not (i) enter into any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

            (l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right requiring if the acquisition cost or the value of the disposition exceeds $50,000;


                                      29.

            (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company options), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Crestar Bank);

            (n) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $75,000 except for commitments existing as of the date of this Agreement as disclosed on the Disclosure Schedule;

            (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

            (p) the Company shall not make any Tax election;

            (q) the Company shall not commence or settle any material Legal Proceeding;

            (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

      4.3 Notification; Updates to Disclosure Schedule.

            (a) During the Pre-Closing Period, the Company shall promptly notify TTIS in writing of:

                  (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement;

                  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (iii) any breach of any covenant or obligation of the Company or any of the Designated Stockholders; and

                  (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely.


                                      30.

            (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to TTIS an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Designated Stockholders in this Agreement prior to the Effective Time, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied. If TTIS elects to consummate the Merger after receipt of any update to the Disclosure Schedule, then the update shall be deemed to amend the Disclosure Schedule for the purpose of determining the accuracy of any of the representations and warranties made by the Company or any of the Designated Stockholders.

      4.4 No Negotiation. During the Pre-Closing Period, neither the Company nor any of the Designated Stockholders shall, directly or indirectly:

            (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than TTIS) relating to a possible Acquisition Transaction;

            (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than TTIS) relating to or in connection with a possible Acquisition Transaction; or

            (c) consider, entertain or accept any proposal or offer from any Person (other than TTIS) relating to a possible Acquisition Transaction.

The Company shall promptly notify TTIS in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Designated Stockholders during the Pre-Closing Period.

5. ADDITIONAL COVENANTS OF THE PARTIES

      5.1 Contingent Payment Obligations.

            (a) During the Contingent Payment Period, TTIS shall continue to conduct the Company's business and operations in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, including operating it as a separate subsidiary or operating division.

            (b) During the Contingent Payment Period, the Company shall use commercially reasonable and diligent efforts to prepare and submit competitive bids for those Contracts set forth in Section 1.5(a)(ii)(1) through 1.5(a)(ii)(6) inclusive (the "Contingent Payment Contracts") on terms specified in Section 1.5(a)(ii)(1) through 1.5(a)(ii)(6) inclusive and take other actions reasonably necessary to be awarded each of the Contingent Payment Contracts in satisfaction of each of the contingent payment provisions specified herein. In addition, neither TTIS nor Parent shall take any action to prevent or materially prejudice the Company's ability to bid for or be awarded any of the Contingent Payment Contracts. As used


                                      31.

herein, "commercially reasonable and diligent efforts" will mean, unless the Stockholders' Agent and the Company otherwise agree in writing following the Closing, those efforts consistent with the exercise of prudent business judgment, as applied to the pursuit of other contract awards of similar potential and size. Without limiting the generality of the foregoing, "commercially reasonable and diligent efforts" shall include the dedication by the Company from its operating budget of adequate business development resources and personnel to prepare and submit competitive bid proposals for each of the Contingent Payment Contracts consistent with the criteria for achieving each contingent payment (provided, that neither TTIS nor Parent shall have any obligation to provide any additional resources or working capital to the Company in connection with the contingent payment). If subsequent to the Closing, the Company or the Stockholders' Agent determines in good faith that TTIS or Parent has taken or has proposed to take any action that is inconsistent with its obligations under this Agreement, then the Company or the Stockholders' Agent may deliver a written notice to TTIS or Parent, in accordance with Section 10.5 hereof, setting forth the proposed or actual action or actions of TTIS or Parent that are deemed not to be commercially reasonable and diligent. TTIS or Parent will be given a commercially reasonable period (which shall be not less than 10 days) from the date of such notice to take corrective action prior to the institution of any remedial action by or on behalf of any Stockholder or the Stockholders' Agent.

            (c) If, after the Closing and during the Contingent Payment Period, the Company sells all or substantially all of its assets or any Person or group of Persons (other than Parent or its affiliates) acquires more than 50% of the voting control of TTIS in one or more related transactions or there is a change of control of Parent, then, to the extent that any of the Contingent Payment Contracts have not yet been awarded by the contracting party as of the closing date of such transaction, then the associated contingent payment for each of such Contingent Payment Contracts shall be deemed earned and shall be payable on the First Payment Date or Second Payment Date, as applicable, subject to any offsets as provided under this Agreement.

      5.2 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable best efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to TTIS a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

      5.3 Company Stockholders' Action. The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law, either (a) call and hold a special meeting of its stockholders or (b) circulate an action by written consent, as promptly as practicable after the execution of this Agreement for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Stockholders' Action"). Without limiting the generality or the effect of anything contained in the Voting Agreements being executed and delivered by the Designated Stockholders to TTIS contemporaneously with the execution and delivery of this


                                      32.

Agreement, each Designated Stockholder shall cause all shares of the capital stock of the Company that are owned, beneficially or of record, by such Designated Stockholder on the record date for the Company Stockholders' Action to be voted in favor of the Merger and this Agreement at such meeting or in such action.

      5.4 Public Announcements. During the Pre-Closing Period, (a) neither the Company nor any of the Designated Stockholders nor TTIS shall (and the Company and TTIS shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party's prior written consent provided that TTIS shall be entitled to issue any press release or make any public statement regarding the Merger as required by law, in which event TTIS will use reasonable best efforts to consult with the Company prior to issuing any such press release or making any such public statement.

      5.5 Stock Options. Following the Closing, TTIS shall grant to the key managerial employees of the Company (the "Key Employees") listed on Exhibit G hereto, either nonqualified options or incentive stock options to acquire shares of TTIS's Common Stock (the "Options") in TTIS's sole discretion. The Options will be granted to the Key Employees subject to substantially similar terms and conditions as options granted to similarly situated employees of TTIS. The exercise price for such options shall be set at the fair market value of TTIS's Common Stock on the date of grant and shall vest from the date of grant equally over four years, on an annual basis.

      5.6 Reasonable Best Efforts. During the Pre-Closing Period, (a) the Company and the Designated Stockholders shall use their reasonable best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) TTIS and Merger Sub shall use their reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

      5.7 Regulatory Approvals. The Company and TTIS shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and TTIS shall, promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act in connection with the Merger. The Company and TTIS shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and TTIS shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and TTIS will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any


                                      33.

analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and TTIS agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. The Parties will split the filing fees under the HSR Act as set forth in Section
10.3 if filing is necessary.

      5.8 FIRPTA Matters. At the Closing, (a) the Company shall deliver to TTIS a statement (in such form as may be reasonably requested by counsel to TTIS) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

      5.9 Release. At the Closing, each of the Designated Stockholders shall execute and deliver to the Company a Release in the form of Exhibit H.

      5.10 Information Statement. The Company shall prepare an information statement for the Company Stockholders for purposes of soliciting the approval of the Merger in accordance with this Agreement (the "Information Statement"). The Information Statement will contain the type of information generally included in a proxy statement for a merger as required under the Exchange Act. The Company shall submit a draft of the Information Statement to TTIS for its prior written approval.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF TTIS AND MERGER SUB

      The obligations of TTIS and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

      6.1 Accuracy of Representations. Each of the representations and warranties made by the Company and the Designated Stockholders in this Agreement and in each of the other agreements and instruments delivered to TTIS in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule other than the Special Disclosure Schedule Amendment).

      6.2 Performance of Covenants. All of the covenants and obligations that the Company and the Designated Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.


                                      34.

      6.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) 95% of the shares of Company Common Stock and Preferred Stock entitled to vote with respect thereto.

      6.4 Consents. All Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

      6.5 Agreements and Documents. TTIS and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a) a Release, executed by each of the Designated Stockholders and each director or officer of the Company;

            (b) the statement referred to in Section 5.8, executed by the Company;

            (c) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to TTIS, executed by the landlords of the Company's leased premises in Greenbelt, Maryland and Waltham, Massachusetts;

            (d) a legal opinion of Pillsbury Madison & Sutro LLP, dated as of the Closing Date, in the form of Exhibit I;

            (e) a certificate executed by the Designated Stockholders and containing the representation and warranty of each Designated Stockholder that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Designated Stockholders' Closing Certificate"); and

            (f) written resignations of all directors of the Company, effective as of the Effective Time.

      6.6 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.8.

      6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

      6.8 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by TTIS of any material right pertaining to its ownership of stock of the Surviving Corporation.


                                      35.

      6.9 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      6.10 Employees. No more than three (3) of the individuals identified on Exhibit J shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

      6.11 No Material Adverse Change. Since March 31, 1999, there shall have been no material adverse change in the business, conditions, assets, liabilities, operations, financial performance or prospects of the Company; provided that TTIS first notifies the Company in writing of the alleged material adverse change and gives the Company a commercially reasonable period to cure the material adverse change (unless the change is a nature that it cannot be cured or can only be cured in a manner that itself constitutes a material adverse change).

      6.12 Bring-down of Fairness Opinion If Parent requests a bring-down of its fairness opinion from AG Edwards, it shall have received a bring-down of such opinion to a date immediately prior the Closing Date.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

      The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      7.1 Accuracy of Representations. Each of the representations and warranties made by TTIS and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

      7.2 Performance of Covenants. All of the covenants and obligations that TTIS and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

      7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

      7.4 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit K; and

            (b) the Guaranty Agreement, executed by Parent.


                                      36.

            (c) a certificate executed by the President of TTIS containing the representation and warranty that each of the representations and warranties set forth in Section 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2 and
7.6 have been duly satisfied.

      7.5 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      7.6 Consents. All Consents required to be obtained by TTIS in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

      7.7 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger.

8. TERMINATION

      8.1 Termination Events. This Agreement may be terminated prior to the
Closing:

            (a) by TTIS if TTIS reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of TTIS or Merger Sub to comply with or perform any covenant or obligation of TTIS or Merger Sub set forth in this Agreement);

            (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to TTIS);

            (c) by TTIS if the Closing has not taken place on or before August 2, 1999 (other than as a result of any failure on the part of TTIS to comply with or perform any covenant or obligation of TTIS set forth in this Agreement);

            (d) by the Company if the Closing has not taken place on or before August 2, 1999 (other than as a result of the failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to TTIS); or

            (e) by the mutual consent of TTIS and the Company.

      8.2 Termination Procedures. If TTIS wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), TTIS shall deliver to the Company a written notice stating that TTIS is terminating this Agreement and setting forth a brief description of the basis on which TTIS is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to TTIS a written notice


                                      37.

stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

      8.3 Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor TTIS shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.4 and Section 10.

9. INDEMNIFICATION, ETC.

      9.1 Survival of Representations, Etc.

            (a) The representations and warranties made by the Company and the Designated Stockholders (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Designated Stockholders' Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company or Designated Stockholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by TTIS and Merger Sub shall terminate and expire as of the Effective Time, and any liability of TTIS or Merger Sub with respect to such representations and warranties shall thereupon cease.

            (b) The representations, warranties, covenants and obligations of the Company and the Designated Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

            (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Designated Stockholders in this Agreement in the context of the representation and warranty to which such statement or other item of information applies.

      9.2 Indemnification by Stockholders.

            (a) From and after the Effective Time (but subject to Section 9.1(a)), the Stockholders, jointly but not severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such


                                      38.

Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2; (ii) any breach of any covenant or obligation of the Company or any of the Designated Stockholders (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section
9)(each of the foregoing, an "Indemnification Event").

            (b) The Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) TTIS shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

      9.3 Threshold; Ceiling.

            (a) Except as set forth in this Section 9.3 the Stockholders shall not be required to make any indemnification payment pursuant to Section 9.2 for any inaccuracy in or breach of any of the representations, covenants or obligations made by the Company or Designated Stockholders herein until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate. If the total amount of such Damages exceeds $250,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $250,000.

            (b) Except in the case of fraud, the Indemnitees' exclusive remedy for any Indemnifiable Event shall be the indemnification provided for under this
Section 9 and the exclusive source of payment for any indemnification liability under this Section 9, shall be in the form of an offset to the First Payment or Second Payment in accordance with Section 9.8.

      9.4 No Contribution. Each Designated Stockholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Designated Stockholders' Closing Certificate.

      9.5 Interest. Any Indemnitee who is held harmless, indemnified, compensated or reimbursed pursuant to this Section 9 with respect to any Damages shall also be entitled to receive interest on the amount of such Damages (but only to the extent that the Damages on which interest accrues does not include an interest accrual for the same period)(for the period commencing as of the date on which the Stockholders' Agent first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability for such payment to


                                      39.

such Indemnitee is fully satisfied) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

      9.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against TTIS or against any other Person) with respect to which the Stockholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, TTIS shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If TTIS so proceeds with the defense of any such claim or Legal Proceeding, TTIS shall:

            (a) pursue the defense of such claim or Legal Proceeding diligently and in good faith;

            (b) consult with the Stockholders' Agent or a representative thereof (including legal counsel appointed by the Stockholders' Agent) throughout the defense of such claim or Legal Proceeding regarding the status of, and the strategy for defending, such claim or Legal Proceeding; and

            (c) have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Stockholders' Agent, such consent not to be unreasonably withheld.

      9.7 Exercise of Remedies by Indemnitees Other Than TTIS. No Indemnitee (other than TTIS or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless TTIS (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

      9.8 Recovery of Damages from First Payment or Second Payment. Any Indemnitee that has suffered, incurred or otherwise become subject to any Damages subject to indemnification in accordance with the provisions of this
Section 9, including the limitations on indemnification set forth in Section 9.3, shall be entitled to offset the aggregate amount of such Damages plus interest thereon computed as set forth in Section 9.5 through an offset pro rata against the First Payment and/or the Second Payment payable pursuant to Section 1.5(a)(ii)(to the extent that Damages are offset first against the principal amount of any First Payment or Second Payment and then against any accrued and unpaid interest); provided that the Indemnitee complies with the following procedure:

            (a) Prior to any offset, the Indemnitee shall deliver to the Stockholders' Agent a notice (a "Claim Notice") that shall: (i) state that the Indemnitee has suffered or incurred Damages or reasonably believes in good faith it will prospectively incur Damages, (ii) specify the amount of such Damages and the date on which such Damages were suffered or incurred or are expected to be incurred and (iii) specify in reasonable detail the facts alleged as the basis for such Damages and the section or sections of this Agreement or other document the violation or breach of which is alleged to have resulted in or given rise to such Damages.


                                      40.

            (b) If the Indemnitee delivers a Claim Notice to the Stockholders' Agent and the Stockholders' Agent agrees with the Claim or fails to respond within 30 calendar days commencing on the delivery of the Claim Notice, then TTIS may offset the claim against the First Payment or Second Payment.

            (c) If, during the 30 day period commencing on the date of delivery of a Claim Notice, TTIS shall have received a written notice from or on behalf of the Stockholders' Agent stating that the Stockholders in good faith dispute the claim asserted in such Claim Notice, then TTIS shall not make any offset against the First Payment and/or the Second Payment until: (i) TTIS and the Stockholders' Agent agree in writing on the amount of Damages to be offset, or
(ii) the disputed claim is resolved through a final arbitration in accordance with this Agreement.

10. MISCELLANEOUS PROVISIONS

      10.1 Stockholders' Agent. By virtue of approval of this Agreement and the Merger by the Company's Board of Directors and approval of this Agreement by the Stockholders pursuant to the Company's Certificate of Incorporation and By-Laws and applicable provisions of the Delaware General Corporation Law, each Stockholder (whether or not he, she or it executes a letter of transmittal) will be agreeing and hereby agrees as follows:

            (a) The Stockholders hereby irrevocably appoint, authorize and empower Charles A. Fowler, and each successor appointed in accordance with this
Section 10.1, as their agent (the "Stockholders' Agent") in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, and in connection with the activities to be performed on behalf of Stockholders under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 10.1, which shall include the power and authority:

                  (i) to execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Stockholders' Agent, in his sole discretion, may deem necessary or desirable;

                  (ii) to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of the Stockholders' Agent arising out of or under or in any manner relating to this Agreement and each other agreement, document, instrument or certificate referred to herein or the transactions provided for herein (including, without limitation, in connection with any and all claims for Damages brought by any Indemnitee under Section 9 of this Agreement) and, in connection therewith, to:
(A) investigate, defend, contest or litigate any claim initiated by any Indemnitee, or any other Person, against the Stockholders or the Stockholders' Agent and receive process on behalf of the Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholders' Agent shall determine to be appropriate, and give receipts, releases and discharges on behalf of all of the Stockholders with respect to, any such claim; (B) file any proofs of debts, claims and petitions as the Stockholders' Agent may deem advisable or necessary; (C) settle or compromise any claims asserted under Section 9 of this Agreement; (D) assume, on behalf of all of the Stockholders the defense of any claim asserted under Section 9 of this Agreement; and (E) file and prosecute appeals from any decision, judgment or award


                                      41.

rendered in any of the foregoing actions, proceedings or investigations, it being understood that the Stockholders' Agent shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

                  (iii) to enforce payment of any amounts payable to the Stockholders, in each case on behalf of the Stockholders, in the name of the Stockholders' Agent or, if the Stockholders' Agent so elects, in the names of one or more of the Stockholders;

                  (iv) to refrain from enforcing any right of the Stockholders or any of them and/or of the Stockholders' Agent arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection herewith;

                  (v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders' Agent, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (iv) above and the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith or therewith.

      The grant of authority provided for in this Section 10.1: (i) is coupled with an interest and is being granted, in part, as an inducement to TTIS and Merger Sub to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and shall be binding on any successor thereto; (ii) subject to the provisions of Section 10.1(j) below, may be exercised by the Stockholders' Agent acting by signing as a Stockholders' Agent of each of the Stockholders; and (iii) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of his, her or its interest in this Agreement or any payment to be made to such Stockholder hereunder.

            (b) In connection with the performance of his obligations hereunder, the Stockholders' Agent shall have the right at any time and from time to time to select and engage, at the cost and expense of the Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Stockholders' Agent may deem necessary or desirable and incur other out-of-pocket expenses.

            (c) The Stockholders' Agent shall have the right to open such account or accounts, which, in the discretion of the Stockholders' Agent, may or may not be interest-bearing accounts, in his own name as Stockholders' Agent of the Stockholders in any bank or trust company as he may select in order to deposit all sums which he may receive and hold hereunder and to issue checks or draw money upon his signature (or the signature of one or more Persons the Stockholders' Agent may designate) on each such account. In accordance with
Section 1.5(a)(i) of this Agreement, an amount of $50,000 shall be withheld from the initial cash payment to be paid to the Stockholders and deposited in an account established in the name of the Stockholder's Agent for purposes of this
Section 10.1. The Stockholders' Agent shall have no responsibility or obligation whatsoever to any of the Stockholders or to any other Person for


                                      42.

the performance of any accounts or investments made in accordance with the provisions of this Agreement or for any losses realized by any thereof.

            (d) The Stockholders' Agent shall be entitled to the payment of all of his out-of-pocket expenses incurred as Stockholders' Agent, and in furtherance of the foregoing, may pay or cause to be paid or reimburse himself for the payment of any and all such expenses (it being understood that neither TTIS nor the Company shall be responsible for any such payments).

            (e) In dealing with this and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders' Agent hereunder or thereunder,
(i) the Stockholders' Agent shall not assume any, and shall incur no, responsibility whatsoever to any of the Stockholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any other agreement, instrument or document other than with respect to willful misconduct or gross negligence on the part of the Stockholders' Agent, and (ii) the Stockholders' Agent shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders' Agent pursuant to such advice shall in no event subject the Stockholders' Agent to liability to any of the Stockholders of Seller's Stock or any other Person.

            (f) Each of the Stockholders shall indemnify the Stockholders' Agent pro rata, based on the number of shares of the Company held by each Stockholder immediately prior to the Effective Time, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever, arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholders' Agent hereunder or otherwise. The foregoing indemnification shall not be deemed exclusive of any other right to which the Stockholders' Agent may be entitled apart from the provisions hereof.

            (g) All of the indemnities, immunities and powers granted to the Stockholders' Agent under this Agreement shall survive the Closing and/or any termination of this Agreement.

            (h) TTIS shall be entitled to deal exclusively with the Stockholders' Agent on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders' Agent, as fully binding upon such Stockholder.

            (i) If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then the Stockholders (by majority vote based upon the number of shares held by the Stockholder in the Company immediately prior to the Effective
Time) shall, within ten days after such death or disability,


                                      43.

appoint a successor agent and, promptly thereafter, shall notify TTIS of the identity of such successor. Any successor Stockholders' Agent shall have all of the authority and responsibilities conferred upon or delegated to a Stockholders' Agent pursuant to this Section 10.1. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Designated Stockholders.

            (j) The Stockholders' Agent may be removed at any time by a written notice to the Stockholders' Agent, the Stockholders and TTIS delivered by Stockholders holding a majority vote (based upon the number of shares held by the Stockholders in the Company immediately prior to the Effective Time). A Stockholders' Agent so removed shall be replaced promptly in accordance with
Section 10.1(i).

      10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

      10.3 Fees and Expenses.

            (a) Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees and including any special bonuses or change of control payments payable by the Company if the Merger is consummated) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by TTIS and its Representatives with respect to the Company's business (and the furnishing of information to TTIS and its Representatives in connection with such investigation and review),
(b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger. Any Stockholder who retains counsel or advisors (other than counsel to the Company) to advise or represent such Stockholder in connection with such transaction shall be responsible for paying such fees and shall not seek reimbursement from TTIS or the Company. Notwithstanding anything to the contrary contained in this Section, the Stockholders and TTIS shall each bear and pay 50% of all filing fees required to be paid under the HSR Act, in connection with the transactions contemplated hereby. Immediately prior to the Effective Time, the Company shall provide to TTIS the amount of all of its accrued transaction costs (will shall include a good faith estimate of any amounts that have not yet been billed and paid) and TTIS shall reduce the cash Merger Consideration payable by the total amount of the Company's transaction costs.

            (b) Notwithstanding the foregoing, if the Company and/or any of the Stockholders elect not to consummate this transaction, other than as a result of a breach of Section 4.4 hereof, they shall pay TTIS's actual transaction costs, fees and expenses incurred up


                                      44.

to $75,000. In the event that the Company and/or the Stockholders fail to consummate this transaction as a result of a breach of Section 4.4 hereof, then so long as TTIS does not first withdraw from this transaction, the Company and the Stockholders shall pay TTIS's actual transaction costs, fees and expenses up to $250,000. If TTIS elects not to consummate this transaction, other than due to a material adverse change as set forth in Section 6.11 or other than failure of the conditions to closing set forth in Sections 6.1, 6.2, 6.3 or 6.4, it shall pay the Company's transaction costs, fees and expenses incurred up to $250,000.

      10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        if to TTIS:
                              The Titan Corporation
                              3033 Science Park Road
                              San Diego, CA  92121
                              Attention: Ira Frazer, Esq., General Counsel
                              Telephone: (858) 552-9500
                              Facsimile: (858) 597-9055

        with a copy to:
                              Barbara L. Borden, Esq.
                              Cooley Godward LLP
                              4365 Executive Drive, Suite 1100
                              San Diego, CA  92121-2128
                              Telephone: (858) 550-6000
                              Facsimile: (858) 453-3555

        if to the Company:    Atlantic Aerospace Electronics Corporation
                              6404 Ivy Lane, Suite 300
                              Greenbelt, MD 20770-1406
                              Telephone: (301) 220-1501
                              Facsimile: (301) 982-5278

        with a copy to:       Pillsbury Madison & Sutro LLP
                              1100 New York Avenue, N.W.
                              Washington, D.C. 20005-3918
                              Attention: Keith J. Mendelson, Esq.
                              Telephone: (202) 861-3593


                                      45.

                              Facsimile: (202) 822-0944

            if to Stockholders' Agent:
                              Charles A. Fowler
                              15 Woodberry Road
                              Sudbury, MA  01776
                              Telephone: (978) 443-7509
                              Facsimile: (978) 443-7509

      10.6 Confidentiality. Without limiting the generality of anything contained in Section 5.5, on and at all times after the Closing Date, each Designated Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Designated Stockholder's possession that relates to the business of the Company or TTIS.

      10.7 Time of the Essence. Time is of the essence of this Agreement.

      10.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      10.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

      10.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); TTIS and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders (to the extent set forth in Section 1.7); TTIS; Merger Sub; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing. TTIS may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

      10.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the


                                      46.

observance and performance of such covenant, obligation or other provision, and
(b) an injunction restraining such breach or threatened breach.

      10.13 Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

      10.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      10.16 Parties in Interest. Except for the provisions of Sections 1.5, 1.8 and 1.9 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

      10.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of TTIS and the Company on __________, ____ shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

      10.18 Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.


                                      47.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

      10.19 Negotiation of Disputes. Except as provided in Section 1.5(a)(ii)(7) if a dispute arises between the parties relating to the interpretation or performance of this Agreement or any other agreement or instrument that is an exhibit to this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within thirty days of a written request by either party to the other, such dispute shall be referred to the Chief Financial Officer of TTIS and the Stockholders' Agent for resolution. Such persons shall hold a meeting to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within 10 business days after such meeting, the Chief Financial Officer of TTIS and the Stockholders' Agent have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to arbitration as set forth in Section 10.19(a) below:

            (a) Arbitration. Except as provided in Section 1.5(a)(ii)(1) disputes that have not been successfully resolved pursuant to Section 10.19 above shall be submitted to final and binding arbitration under the then current commercial rules and regulations of JAMS Endispute ("JAMS") relating to voluntary arbitration in San Diego, California. The arbitration shall be conducted by three arbitrators, one selected by each party to the arbitration and one selected by arbitrators appointed by the parties. If the arbitrators cannot agree on a third arbitrator, the third arbitrator shall be selected in accordance with the JAMS rules. If a party fails to designate an arbitrator within the time limits set by the JAMS rules, the arbitrator selected by the other party shall be the sole arbitrator. All arbitrators must be knowledgeable in the subject matter at issue in the dispute. Each party shall initially bear its own costs and legal fees associated with such arbitration and the parties shall split the cost of the arbitrators. The prevailing party in any such arbitration shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such arbitration. The decision of the arbitrator(s) shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason. The arbitrator(s) shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages or award any damages in excess of any limitations set forth in this Agreement.


                                      48.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of July 1, 1999.

                                              TITAN TECHNOLOGIES AND INFORMATION
                                              SYSTEMS CORPORATION,
                                              a Delaware corporation

                                              By:  _____________________________

                                              Its: _____________________________


                                              TTIS MERGERCO, INC.,
                                              a Delaware corporation

                                              By:  _____________________________

                                              Its: _____________________________


                                              ATLANTIC AEROSPACE ELECTRONICS
                                              CORPORATION,
                                              a Delaware corporation

                                              By:  _____________________________

                                              Its: _____________________________


                [AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

                                         DESIGNATED STOCKHOLDERS:


                                               _________________________________
                                               ROBERT S. COOPER


                                               _________________________________
                                               V. LARRY LYNN


                                               _________________________________
                                               A. CHARLES BUFFALANO


                [AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

                                    EXHIBIT A

                             DESIGNATED STOCKHOLDERS

Robert S. Cooper
V. Larry Lynn
A. Charles Buffalano


                                      A-1.

                                   EXHIBIT B

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit B):

      Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

            (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

            (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

            (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

      Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

      Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

      Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

      Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

      Damages. "Damages" shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature less


                                      B-1.

amounts recovered through insurance (provided that the claim does not cause an increase in the Surviving Company's or its affiliates insurance premiums).

      Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to TTIS on behalf of the Company and the Designated Stockholders.

      Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      First Payment. "First Payment" shall mean any of the contingent payment amount earned in accordance with Section 1.5(a)(ii) on or before the First Payment Date.

      "First Payment Date. "First Payment Date" shall mean the last business day of the month which is the twenty-first month after the month in which the Closing occurs.

      Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

      Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

      Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or


                                      B-2.

quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

      HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      Indemnitees. "Indemnitees" shall mean the following Persons: (a) TTIS; (b) TTIS's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Designated Stockholders shall not be deemed to be "Indemnitees."

      Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit (other than federal income tax audits), examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Designated Stockholders' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

      Person. "Person" shall mean any individual, Entity or Governmental Body.

      Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

      Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.


                                      B-3.

      SEC. "SEC" shall mean the United States Securities and Exchange
Commission.

      Second Payment. "Second Payment" shall mean any of the contingent payments earned in accordance with Section 1.5(a)(ii) on or before June 30, 2002 that were not earned on or before the First Payment Date.

      Second Payment Date. "Second Payment Date" shall mean the last business day of the month which is the thirty-ninth month after the month in which the Closing occurs.

      Second Payment Earn Date. "Second Payment Earn Date" shall mean the last business day of the month which is the thirty-sixth month after the month in which the Closing occurs.

      Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

      Stockholders' Agent. "Stockholders' Agent" shall have the meaning assigned to such term in Section 10.1 of the Agreement.

      Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

      Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      Year 2000 Compliant. "Year 2000 Compliant" shall mean, in regard to any product or internal system, that such product or internal system can individually continue to be used normally and to operate successfully (both in functionality and performance in all material respects) over the transition into the twenty first century when used in accordance with the documentation relating to such product or internal system, including being able to, before, on and after January 1, 2000 substantially conform to the following: (i) use logic pertaining to dates that allow users to identify and/or use the century portion of any date fields without special processing; and (ii) respond to all date elements and date input so as to resolve any ambiguity as to century in a disclosed, defined and pre-determined manner and provide date information in ways that are unambiguous as to century, either by permitting or requiring the century to be specified or where the data element is represented without a century, the correct century is unambiguous for all manipulations involving that element.


                                      B-4.

                                    EXHIBIT C

                             PRINCIPAL STOCKHOLDERS

Harry B. Lee
Robert Stovall
Ted Bially
Robert Schneider


                                      C-1.